Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this "First Amendment") is dated for reference purposes only as of April 13, 2012 by and between 680 FOLSOM OWNER LLC, a Delaware limited liability company ("Landlord"), and RIVERBED TECHNOLOGY, INC., a Delaware corporation ("Tenant").

RECITALS

A.     Pursuant to that certain Office Lease dated as of January 31, 2012 (the "Existing Lease"), Tenant leases certain premises containing approximately 167,788 Rentable Square Feet (the "Initial Premises") in the building located at 680 Folsom Street, San Francisco, California (the "Building").

B.     Pursuant to Section 36.2 of the Existing Lease, Landlord sent to Tenant a certain Offering Notice dated March 9, 2012 for the Seventh Floor Premises ("Offering Notice").

C.     Pursuant to Section 36.3 of the Existing Lease, by letter dated March 16, 2012, Tenant elected to lease the Seventh Floor Premises on the terms set forth in the Offering Notice.

D.     Pursuant to Section 36.6 of the Existing Lease, Landlord and Tenant desire to memorialize the expansion contemplated by the Offering Notice and amend the Existing Lease to (i) add to the Initial Premises the Seventh Floor Premises containing approximately 34,679 Rentable Square Feet, as more particularly shown on the floor plan attached as Exhibit A-1 to the Existing Lease, and (ii) make certain other amendments to the Existing Lease, all subject to, and on the basis of, the terms, covenants and conditions hereinafter set forth, The Existing Lease, as amended by this First Amendment, is referred to as the "Lease."

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.     Use of Defined Terms; Recitals: Effective Date.

1.1     Definitions; Recitals. Unless otherwise defined herein or unless the context clearly requires otherwise, all capitalized terms used herein shall have the defined meanings ascribed to them in the Existing Lease. The provisions of the Recitals above are fully incorporated herein by this reference.

1.2    Effective Date. Unless otherwise specifically provided herein, the provisions of this First Amendment shall be effective as of the date that this First Amendment has been fully executed and delivered by both Tenant and Landlord (the "Effective Date"). This First Amendment shall be a binding contractual obligation effective upon the Effective Date notwithstanding the later commencement of the term of the Lease as to the Seventh Floor Premises.

2.    Lease of the Seventh Floor Premises.

2.1     Commencement Date. For purposes of this First Amendment, the "Seventh Floor Commencement Date" means August 1, 2015.

2.2     Term. The lease of the Seventh Floor Premises shall commence on the Seventh Floor Commencement Date.

2.3     Termination Date. The termination date for the lease of the Seventh Floor Premises shall be the Expiration Date under the Existing Lease for the Initial Premises, unless the term of the Existing Lease is sooner terminated or extended pursuant to the Existing Lease.

2.4     Option to Extend. The term of the lease for the Seventh Floor Premises shall be subject to the Extension Options as provided in Section 3.2 of the Existing Lease.

3.    Amendments to Lease.

3.1    Premises. As of the Seventh Floor Commencement Date, all terms and provisions of the Existing Lease shall become applicable to the Seventh Floor Premises, the Premises shall include and mean both the Initial Premises and the Seventh Floor Premises, and, except to the extent inconsistent with the express terms of this First Amendment, all references in the Existing Lease to the Premises shall be construed to refer to both the Initial Premises and the Seventh Floor Premises. Accordingly, (a) the total Rentable Square Feet in the definition of Premises as set forth in the Basic Lease Information is hereby amended to delete "167,788 Rentable Square Feet" and insert in place thereof"202,467 Rentable Square Feet" and (b) the definition of Premises in the Basic Lease Information shall be further amended to insert the following after clause (vi) thereof:

(vi) 34,679 Rentable Square Feet located on the seventh floor (the "Seventh Floor Premises").

3.2    Landlord's Work. Notwithstanding the date of the Seventh Floor Commencement Date, Landlord shall use commercially reasonable efforts to cause the Required Base Building Improvements as to the entirety of the Premises (including the Seventh Floor Premises) to be Substantially Completed on or before the Anticipated Delivery Date subject to the terms and conditions of Section 2.2 of the Existing Lease and Section 104 of the Work Letter. Tenant shall inspect the entirety of the Premises (including the Seventh Floor Premises) upon such Substantial Completion as provided in Section 104.1 of the Work Letter and the Substantial Completion Date will be established as to the entirety of the Premises (including the Seventh Floor Premises) in accordance with Section 1.4.1 of the Work Letter. Notwithstanding the foregoing or anything to contrary contained in the Existing Lease, the penalties and remedies set forth in Sections 2.2.2 and 2.2.3 of the Existing Lease shall not apply to the Seventh Floor Premises.

3.3    Rent Commencement. Tenant's obligation to pay Base Rent for the Seventh Floor Premises shall commence as of the Seventh Floor Commencement Date notwithstanding the date Tenant occupies the Seventh Floor Premises or the date Tenant commences business operations in any portion of the Seventh Floor Premises. Tenant's obligation to pay all other Rent shall commence upon the earlier of (a) the Seventh Floor Commencement Date and (b) the date Tenant commences business operations in any portion of the Seventh Floor Premises if Tenant occupies the Premises before the Seventh Floor Commencement Date as permitted under Section 3.7 of this First Amendment.

3.4    Base Rent.

(a) Effective as of the Seventh Floor Commencement Date, the Basic Lease Information shall be amended to insert the following as Base Rent for the Seventh Floor Premises, which is in addition to Base Rent for the Existing Premises.

Base Rent for the Seventh Floor Premises:

Time Period	Annual Base Rent/Rentable Square Foot	Monthly Base Rent
August 1, 2015 to July 31, 2016	$50.12	$144,842.62
August 1, 2016 to July 31, 2017	$50.62	$146,287.58
August 1, 2017 to July 31, 2018	$51.12	$147,732.54
August 1, 2018 to July 31, 2019	$51.62	$149,177.50
August 1, 2019 to July 31, 2020	$52.12	$150,622.46
August 1, 2020 to July 31, 2021	$52.62	$152,067.42
August 1, 2021 to July 31, 2022	$53.12	$153,512.37
August 1, 2022 to July 31, 2023	$53.62	$154,957.33
August 1, 2023 to the Expiration Date	$54.12	$156,402.29
Extension Terms	See Section 3.2

(b)    First Month's Rent. Upon the Effective Date, Tenant shall pay to Landlord an amount equal to the equivalent of one (1) month of Base Rent for the Seventh Floor Premises at the annual rate of $50.12 per Rentable Square Foot of the Seventh Floor Premises (namely, One Hundred Forty Four Thousand Eight Hundred Forty Two and 62/100 Dollars ($144,842.62), which amount shall be applied to the first month of Base Rent payable hereunder.

(c)    No Abatement of Base Rent. Section 4.5 of the Existing Lease shall only apply to the Initial Premises. There shall be no rent abatement period for the Seventh Floor Premises.

3.5     Tenant's Percentage Share. As provided in clause (c) of Section 36.3.2 of the Existing Lease, effective as of the earlier of (a) the Seventh Floor Commencement Date and (b) the date Tenant commences business operations in any portion of the Seventh Floor Premises, the definition of Tenant's Percentage Share in the Basic Lease Information shall be deleted in its entirety and replaced by the following:

Tenant's Percentage Share:	43.17% (being the quotient of 202,467 Rentable Square Feet of the Premises divided by 469,000 Rentable Square Feet multiplied by 100).

3.6     Security Deposit. Within ten (10) business days after the Effective Date, pursuant to clause (d) of Section 36.3.2 and Section 36.5 of the Existing Lease, Tenant shall deliver a replacement or amended Letter of Credit to Landlord in the form required by Article 26 of the Existing Lease increasing the Letter of Credit Amount to Five Million Seventy Three Thousand Eight Hundred Twenty Three and 00/100 Dollars ($5,073,823.17).

3.7     Early Access. Subject to the provisions of this Section 3.7, Landlord shall allow Tenant access to the Seventh Floor Premises at any time after January 1, 2015 for purposes of performing Tenant Improvements to the Seventh Floor Premises in accordance with the Work Letter. If Tenant takes possession of or enters into the Premises prior to the Seventh Floor Commencement Date for any reason, such possession or entry shall be subject to all of the terms, covenants and conditions of this Lease, including Tenant's insurance obligations contained in Article 14 and Tenant's indemnity obligations contained in Article 16, but excluding Tenant's obligation to pay Base Rent.Right of First Offer. Article 36 of the Existing Lease is hereby deleted.

4.    Alterations to Seventh Floor Premises.

4.1    Allowance. As provided in clause (e) of Section 36.3.2 of the Existing Lease and Section 6 of the Work Letter, Landlord shall reimburse Tenant for the costs of the Permitted Allowance Items for the Seventh Floor Premises, in an amount not to exceed Two Million Nine Hundred Forty Seven Thousand Seventy Hundred Fifteen Thousand and 00/100 Dollars ($2,947,715.00) (calculated at the rate of $85.00 per Rentable Square Foot in the Seventh Floor Premises) (the "Expansion Improvement Allowance"). The Expansion Improvement Allowance shall be disbursed in accordance with the same terms and conditions as provided in the Work Letter for disbursement of the Tenant Improvement Allowance.

4.2    Tenant's Alterations to Seventh Floor Premises. As provided in clause (f) of Section 36.3.2 of the Existing Lease, the manner of construction of any tenant improvements to the Seventh Floor Premises shall be governed by the terms and conditions of the Work Letter, provided, however, that Tenant shall not be entitled to Expansion Improvement Allowance as provided in Paragraph 4.1 above. For the sake of clarity, the Expansion Improvement Allowance is the sole allowance for the tenant improvements to the Seventh Floor Premises and Tenant shall not be entitled to the Additional Allowance that is applicable to improvements to the Initial Premises.

5.    Option to Phase Acceptance of Floor Other than Seventh Floor. Tenant shall have a right, in its sole discretion, to elect to take possession of one of the floors comprising the Premises other than and instead of the Seventh Floor Premises on the Seventh Floor Commencement Date or such earlier date as permitted under Section 3.7 of this First Amendment (the "Alternative Floor Acceptance Option"). Tenant shall exercise the Alternative Floor Acceptance Option, if at all, as to the entirety of anyone floor of the Premises by giving Landlord written notice of such election (the "Alternative Floor Acceptance Notice") no later than December 31, 2013. The Alternative Floor Acceptance Notice shall designate the floor of the Premises for which Tenant shall delay acceptance of possession of such floor (the "Delayed Alternative Floor"). If Tenant timely and properly exercises its Alternative Floor Acceptance Option on or before December 31, 2013, then, all references in this Lease to delivery, acceptance and occupancy of the Seventh Floor Premises shall be deemed references to the Delayed Alternative Floor and the construction of the tenant improvements to the Delayed Alternative Floor instead of the Seventh Floor Premises shall be governed by Section 4.2 of this First Amendment and the terms and condition of the Work Letter. Landlord shall prepare, subject to Tenant's reasonable approval thereof, and Tenant shall execute within ten (10) business days after receipt thereof, an amendment to this Lease to provide for the delayed acceptance of the Delayed Alternative Floor on the terms and conditions set forth in this Section 5.

6. Miscellaneous.

6.1    Except as modified by this First Amendment, all of the terms, conditions and provisions of the Existing Lease shall remain in full force and effect and arc hereby ratified and confirmed. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto. This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

6.2    Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Existing Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

6.3    The submission of this First Amendment to Tenant for examination or execution does not create an option or constitute an offer to Tenant to amend the Existing Lease on the terms and conditions contained herein, and this First Amendment shall not become effective as an amendment to the Existing Lease unless and until the Effective Date.

6.4    This First Amendment contains the entire agreement of Landlord and Tenant with respect to the subject matter hereof. It is understood that there are no oral agreements between Landlord and Tenant affecting the Existing Lease as hereby amended, and this First Amendment supersedes and cancels any and all previous negotiations, representations, agreements and understandings, if any, between Landlord and Tenant and their respective agents with respect to the subject matter thereof, and none shall be used to interpret or construe the Lease. Tenant acknowledges that all prior communications from Landlord or its agents are not and were not, and shall not be construed to be, representations or warranties of Landlord or its agents as to the matters communicated, and have not and will not be relied upon by Tenant.

6.5    This First Amendment may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same agreement. This First Amendment may be executed by a party's signature transmitted by facsimile ("fax") or by electronic mail in portable document format ("pdf"), and copies of this First Amendment executed and delivered by means of faxed or pdf signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon faxed or pdf signatures as if such signatures were originals. Any party executing and delivering this First Amendment by fax or pdf shall promptly thereafter deliver a counterpart of this First Amendment containing said party's original signature. All parties hereto agree that a faxed or pdf signature page may be introduced into evidence in any proceeding arising out of or related to this First Amendment as if it were an original signature page.

Signatures follow on next page.

IN WITNESS WHEREOF, the parties have caused this First Amendment to Lease to be executed as of the date first written above.

LANDLORD:

680 FOLSOM OWNER, LLC,
a Delaware limited liability company

By:    680 Folsom, LLC,
a Delaware limited liability company
Its: Sole Member

By:     TMG Folsom, LLC,
a Delaware limited liability company
Its: Manager

By:     TMG Partners,
a California corporation
Its: Managing member

By: /s/ Lynn Tolin
Name: Lynn Tolin
Its: Senior Vice President

TENANT:

RIVERBED TECHNOLOGY, INC.,
a Delaware corporation

By: /s/ Randy S. Gottfried
Name: Randy S. Gottfried
Its: Chief Financial Officer